Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

May 1, 2009

Board of Managers

Constellation Energy Partners LLC

One Allen Center

One Constellation Way

Baltimore, Maryland 21202

Gentlemen:

We have acted as special counsel to Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) with respect to the offer and sale by the Company of 300,000 units (the “Units”) representing limited liability company interests in the Company pursuant to (1) the Inducement Award Agreement, dated May 1, 2009, between the Company and Stephen R. Brunner, (2) the Inducement Award Agreement, dated May 1, 2009, between the Company and Charles C. Ward, (3) the Inducement Award Agreement, dated May 1, 2009, between the Company and Lisa J. Mellencamp and (4) the Inducement Award Agreement, dated May 1, 2009, between the Company and Michael B. Hiney (collectively, the “Inducement Grants”). This opinion is being filed with the SEC in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement, including the prospectus incorporated by reference therein; (ii) the Inducement Grants; (iii) the Company’s certificate of formation, as amended to date; (iv) the Company’s Second Amended and Restated Operating Agreement, as amended to date (the “Limited Liability Company Agreement”); and (v) certain resolutions adopted by the board of managers of the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder and have

Constellation Energy Partners LLC

May 1, 2009

also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

We do not express any opinion as to any laws other than the Delaware Limited Liability Company Act, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Units have been duly authorized and, when issued and paid for, to the extent required, in accordance with the Inducement Grants, will have been validly issued, fully paid (to the extent required by the Limited Liability Company Agreement) and nonassessable.

The opinion expressed above as to nonassessability of the Units is subject to (i) Section 18-607 of the Delaware Limited Liability Company Act, which in general provides that any member of a limited liability company who receives a distribution in violation of such act may be liable for the return of such distribution, and (ii) the matters described under the caption “The Limited Liability Company Agreement—Limited Liability” in the prospectus incorporated by reference into the Registration Statement.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. The opinion expressed herein is as of the date hereof only, and is based on laws, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP